As filed with the Securities and Exchange Commission on October 13, 2005
     Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL ATLANTIC
HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State of Other Jurisdiction of Incorporation or Organization)	22-3316586 (I.R.S. Employer Identification No.)
4 Paragon Way
Freehold, NJ 07728
(732) 665-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
National Atlantic Holdings Corporation
Nonstatutory Stock Option Agreements for the
Estate of Frank P. Campion
(Full title of the plan)
James V. Gorman
Chairman and Chief Executive Officer
National Atlantic Holdings Corporation
4 Paragon Way
Freehold, NJ 07728
(732) 665-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of	Amount to Be Registered	Proposed Maximum	Aggregate Offering Price	Amount of
Securities to Be Registered	(1)	Offering Price Per Share (2)	(2)	Registration Fee
Common Stock, no par value per share	202,100 shares	$11.58	$2,340,318	$275.46

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq on October 10, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified by Part I of this Form S-8 registration statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). Such document(s) are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 but taken together (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents are incorporated herein by reference as of their respective dates of filing:
(a)	The prospectus of National Atlantic Holdings Corporation (the “Company”) filed pursuant to Rule 424(b) under the Act with the SEC on April 20, 2005 in connection with the Company’s Registration Statement on Form S-1 (File No. 333-117804) which contains audited financial statements for the Company’s fiscal year ended December 31, 2004;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, filed on May 24, 2005, and for the quarter ended June 30, 2005, filed on August 15, 2005, the Company’s Amended Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 2005, filed on May 25, 2005 and August 24, 2005, respectively, and the Company’s Current Reports on Form 8-K filed with the SEC on June 15, 2005, July 14, 2005, July 20, 2005, September 7, 2005, September 20, 2005, September 23, 2005, September 26, 2005 and September 27, 2005; and

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-51127) filed on April 19, 2005.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 14A:2-7(3) of the New Jersey Business Corporation Act, which we refer to as the NJBCA, permits New Jersey corporations to eliminate or limit the liability of directors and officers to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by the directors or officers of an improper personal benefit.
          Section 14A:3-5 of the NJBCA permits each New Jersey business corporation to indemnify a “corporate agent” against expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation (unless the corporate agent shall have been adjudged not liable to the corporation or shall have been adjudged liable, but in view of all the circumstances in the case, the court in which such proceeding was brought shall determine that such corporate agent is fairly and reasonably entitled to indemnity), if such corporate agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification may be made by the corporation only as authorized in a specific case upon a determination (by the board of directors of the corporation, a committee thereof, independent legal counsel via a written opinion or by the shareholders [if the certificate of incorporation or bylaws of the corporation, or a resolution of the board of directors or a resolution of the shareholders so directs]) that indemnification is proper because the corporate agent has met the applicable standard of conduct. The NJBCA defines a “corporate agent” as any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. To the extent that a corporate agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NJBCA Section 14A:3-5(2) or (3), or in defense of any claim, issue or matter therein, he or she shall be indemnified by the corporation against expenses in connection therewith. Such expenses may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors of the corporation upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it is ultimately determined that such person is not entitled to indemnification.
          Our Certificate of Incorporation provides that our directors and officers will not be personally liable to us or our shareholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except for liability for any breach of duty based upon an act or omission which is either (a) in breach of the director’s or officer’s duty of loyalty to us or our shareholders, (b) not in good faith or involves a knowing violation of law under Section 14A:6-12 of the NJBCA (which governs directors’ liability in declaration of dividends, share repurchase and liquidation of the corporation, among others), or (c) resulting in the director’s or officer’s receipt of an improper personal benefit.
          Section 14A:3-5(9) of the NJBCA provides that any corporate agent may be insured by insurance purchased and maintained by the corporation against any expenses incurred in any proceeding and any liabilities asserted against him or her in his or her capacity as a corporate agent, whether or not the corporation would have the power to indemnify him or her against any such expenses and liabilities.
          We have entered into indemnification agreements with each of our directors and executive officers which provide for indemnification against judgments, fines, amounts paid in settlement and other liabilities and expenses, to the fullest extent permitted by law. The indemnification is available, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and with respect to any criminal proceeding, if such person had no reasonable cause to believe such conduct was unlawful.
          We maintain insurance that provides for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Index to Exhibits following signature page.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Freehold, the state of New Jersey, on this 13th day of October, 2005.

NATIONAL ATLANTIC HOLDINGS CORPORATION
By:	/s/ James V. Gorman
James V. Gorman
Chairman of the Board of Directors and Chief Executive Officer

          Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ James V. Gorman James V. Gorman	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	October 13, 2005
/s/ Frank J. Prudente Frank J. Prudente	Executive Vice President – Corporate Finance (Principal Financial and Accounting Officer)	October 13, 2005
/s/ Peter A. Cappello, Jr. Peter A. Cappello, Jr.	Director	October 13, 2005
/s/ Martin I. Krupnick, Psy.D. Martin I. Krupnick, Psy.D.	Director	October 6, 2005
/s/ Thomas M. Mulhare Thomas M. Mulhare	Director	October 13, 2005
/s/ Thomas J. Sharkey, Sr. Thomas J. Sharkey, Sr.	Director	October 13, 2005

Name	Title	Date
/s/ Steven V. Stallone Steven V. Stallone	Director	October 13, 2005
/s/ Candace L. Straight Candace L. Straight	Director	October 13, 2005

INDEX TO EXHIBITS
(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS
4.1	Form of Amended and Restated Certificate of Incorporation of National Atlantic Holdings Corporation(1)

4.2	Form of Amended and Restated Bylaws of National Atlantic Holdings Corporation(1)

4.3	Form of Stock Certificate for the Common Stock(1)

4.4	Form of Share Repurchase Agreement, between the Registrant and Partner Agents of Proformance Insurance Company(1)

4.5	Investor Rights Agreement, dated December 18, 2001, among the Registrant, The Ohio Casualty Insurance Company and James V. Gorman(1)

4.6	Letter Agreement, dated July 10, 2004, among the Registrant, Proformance Insurance Company, The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey(1)

4.7	Share Repurchase Agreement, dated October 25, 1994, between James V. Gorman and the Registrant(1)

4.8	Share Repurchase Agreement, dated December 8, 2003, between the Registrant and Metropolitan Property and Casualty Insurance Company(1)

4.9	Letter Agreement, dated December 7, 2004, among the Registrant, Proformance Insurance Company, The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey(1)

4.10	Letter Agreement, dated April 8, 2005 among the Registrant, Proformance Insurance Company, The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey(1)

4.11	National Atlantic Holdings Corporation Form of Nonstatutory Stock Option Agreement for Certain Stock Options Granted to the Estate of Mr. Frank Campion(2)

(1) Incorporated by reference from the Company’s Form S-1 Registration Statement filed July 30, 2004, as amended.

(2) Incorporated by reference from the Company’s Current Report on Form 8-K filed September 23, 2005.
(5)	OPINION RE LEGALITY
5.1	Opinion of Patricia M. Forsyth
(23)	CONSENTS OF EXPERTS AND COUNSEL
23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Patricia M. Forsyth (contained in opinion filed as Exhibit 5.1)